Exhibit 4.13

CAESARSTONE LTD.

REGISTRATION RIGHTS AGREEMENT

DATED JULY 21, 2011

(as last amended on September 19, 2017)

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of the 21th day of July, 2011 (the “Effective Date”) by and among CaesarStone Ltd., an Israeli company (the “Company”), Kibbutz Sdot-Yam Agricultural Cooperative Society Ltd. (the “Kibbutz”) and the Tene entities listed on Schedule A hereof (“Tene”, and together with the Kibbutz, the “Existing Shareholders”).

WHEREAS, the Company and the Existing Shareholders are parties to that certain Investment Agreement, dated July 4, 2006 (the “Investment Agreement”), which among other things provides for certain registration rights of the Existing Shareholders, as described in Section 15.5 thereto; and

WHEREAS, the Company and the Existing Shareholders desire to set forth the registration rights in a separate and independent agreement that will replace and cancel the provisions of Section 15.5 of the Investment Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.          Certain Definitions.  In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Articles” means the Company's Amended and Restated Articles of Association in effect, as such may be amended from time to time.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by law to be closed in The City of New York and in Israel.

“Commission” or “SEC” means the United States Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act and the Exchange Act.

“Disclosure Package” means, with respect to any offering of securities, (i) the preliminary prospectus, (ii) each free writing prospectus and (iii) all other information, in each case, that is deemed, under Rule 159 promulgated under the Securities Act, to have been conveyed to purchasers of securities at the time of sale of such securities (including a contract of sale).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any similar successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form F-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Holder” means any holder of Registrable Securities who is a party to this Agreement.

“Initiating Holder” means the Holder (together with any of its affiliates that are Holders) who properly initiates a registration request under Section 2 or 3 of this Agreement.

“IPO” means the initial public offering of the Company’s Ordinary Shares including a sale of shares by the Existing Shareholders pursuant to an effective registration under the Securities Act

“Majority Interest” means the holders representing at least 50.1% of the voting power of the then issued and outstanding Registrable Securities, calculated on an as converted basis, voting as a single class.

“Ordinary Shares” means the Ordinary Shares, NIS 1.00 par value per share, of the Company.

“Preferred Shares” means the Preferred Shares, par value NIS 1.00 per share, of the Company.

“Person” means an individual, a corporation, a partnership or other incorporated entity.

 “Registrable Securities” means any and all of the following: (i) Ordinary Shares held by the Kibbutz; (ii) any Ordinary Shares issuable or issued upon conversion of the Preferred Shares held by Tene; (iii) any Ordinary Shares held by Tene or (iv) any Ordinary Shares issued and issuable with respect to any such shares described in clauses (i), (ii) and (iii) above by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided, however, that the following shall not be deemed Registrable Securities: (i) any Ordinary Shares sold in a registered sale pursuant to an effective registration statement under the Securities Act (including Ordinary Shares sold in an IPO, including as part of the exercise of the underwriters' over-allotment option) or sold pursuant to Rule 144 thereunder or that may be sold (as confirmed by an unqualified opinion to counsel of the Company) without restriction as to volume or otherwise pursuant to Rule 144 under the Securities Act; (ii) shares sold in a transaction in which the transferor’s rights under this Agreement are not assigned in accordance with the provisions herein; or (iii) Ordinary Shares acquired by the Kibbutz or Tene from a third party except in a transaction in which the transferor’s rights under this Agreement are assigned in accordance with the provisions herein.

“Registration Expenses” means the expenses so described in Section 11 hereof.

“Rule 144” means Rule 144 promulgated by the SEC under the Securities Act (or any comparable successor rules).

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any similar successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Selling Expenses” means all underwriting discounts, selling commissions, and share transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the selling Holder counsel borne and paid by the Company as provided in Section 11.

2.          Demand Registrations.

(a)          Following the Closing of the IPO, but subject to the terms of any “lock-up agreement” entered into with an underwriter (unless waived by such underwriter), a Holder may request that the Company register under the Securities Act all or any portion of the Registrable Securities held by such Holder, having an anticipated aggregate offering price, net of Selling Expenses, of not less than US$5,000,000.  Upon receipt of such request, the Company shall within seven (7) days deliver notice of such request to all Holders (the “Demand Notice”), if any, who shall then have seven (7) days to notify the Company in writing of their desire to be included in such registration.  If the request for registration contemplates an underwritten public offering, the Company shall state such in the written notice and in such event the right of any holder of Registrable Securities to participate in such registration shall be conditioned upon their participation in such underwritten public offering and the inclusion of their Registrable Securities in the underwritten public offering to the extent provided herein. Subject to the provisions of Section 3(b) below, the Company will use its reasonable best efforts to file a registration statement as promptly as practicable, but not later than sixty (60) days after such Demand Notice (subject, however, to the Company’s independent auditors providing any required consent), and shall use its reasonable best efforts to cause such registration statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof.

(b)          Notwithstanding the foregoing, the Company shall not be required to effect registration pursuant to a request of a Holder under this Section 2: (i) more than two (2) times for each of the Kibbutz and Tene separately, (ii) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of a Company-initiated registration or Company Underwritten Offering (as defined below), provided, however, that the Company is actively employing reasonable best efforts to cause such registration statement to be filed and to become effective or to cause such Company Underwritten Offering to be effected, and provided, further that nothing in this subparagraph (ii) shall derogate from the Company’s obligations under Section 5 hereof, (iii) during the period that is one hundred and eighty (180) days following the effective date of, a Company-initiated registration or Company Underwritten Offering, or (iv) if the Initiating Holder proposes to dispose of Registrable Securities that may be immediately registered on Form F-3 pursuant to a request made pursuant to Section 3 hereof.

(c)          If the Company shall furnish to such Holders a letter signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Company’s Board of Directors a Potential Material Event (as defined below) has occurred (a “Management Letter”), the Company’s obligation to use its reasonable best efforts to effect such registration under Section 2(c) shall be deferred from the date of receipt of the Management Letter until such Holders receive written notice from the Company that such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event, such period not to exceed sixty (60) days, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly. A registration will not count as a requested registration under this Section 2 until the registration statement relating to such registration has been declared effective by the Commission and the shares have been registered for trade.

For purposes of this Agreement, a “Potential Material Event” means any of the following: (a) the possession by the Company of material information that the Company has a bona fide business purpose for preserving as confidential, or (b) any significant acquisition, corporate reorganization, or other similar transaction involving the Company which would, in the good faith determination of the Board of Directors, be adversely affected by disclosure in a registration statement at such time.

(d)          Notwithstanding anything in this Agreement to the contrary, including the provisions of Section 2(a) or Section 3, but subject to Section 2(e) below, if a requested registration under Section 2 or Section 3 involves an underwritten public offering and the managing underwriter(s) of such offering determine(s) that the number of securities sought to be offered should be limited due to market conditions, then the number of securities to be included in such underwritten public offering shall be reduced to a number deemed satisfactory by such managing underwriter with shares being excluded in the following sequence: (i) first, all shares sought to be registered by the Company for its own account; and (ii) second, all other Registrable Securities. If there is a reduction of the number of Registrable Securities, without limiting the preceding sentence, such reduction with respect to the selling Holders shall be made on a pro rata basis (based upon the aggregate number of Registrable Securities held by the Holders and subject to the priorities set forth in the preceding sentence).

(e)          Notwithstanding Section 2(d) above, if the Company registers Registrable Securities at the request of a Holder pursuant to Section 2(a) above, then if the requested registration involves an underwritten public offering and the managing underwriter of such offering determines that the number of securities sought to be offered should be limited due to market conditions, then all the Registrable Securities held by Tene on such date, shall be first registered before all other securities. If the Registrable Securities held by Tene are registered based on the priority set forth in this Section 2(e), then it shall be deemed as if Tene had been the Initiating Holder for purposes of such registration under Section 2(a) even if the request for registration under Section 2(a) had originally been initiated by the Kibbutz.

3.          Form F-3.

(a)          At any time when the Company is eligible to use a Form F-3 registration statement, if the Company receives a request from a Holder that the Company file a Form F-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least US$1,000,000, then the Company shall (i) within ten (10) days after the date such request is given, provide a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within thirty (30) days after the date such request is given by the Initiating Holders, file such Form F-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by such Holder to the Company within fifteen (15) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 3(b) and Section 3(c).

(b)          The Company shall use its reasonable best efforts to effect promptly, subject to the provisions of Section 3(c) below, the registration of all shares on Form F-3 to the extent requested by such Holder or Holders; provided, however, that the provisions of Section 2(c) shall also apply to this Section 3.

(c)          The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to a request of a Holder under this Section 3 (i) more than two (2) times during any twelve (12)-month period, (ii) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of a Company-initiated registration or Company Underwritten Offering, provided, however, that the Company is actively employing in reasonable best efforts to cause such registration statement to be filed and to become effective or to cause such Company Underwritten Offering to be effected and provided, further that nothing in this subparagraph (ii) shall derogate from the Company’s obligations under Section 5 hereof, or (iii) during the period that is ninety (90) days following the effective date of a Company-initiated registration or Company Underwritten Offering (as such period may be extended pursuant to FINRA Rule 2711(f) in connection with any such offering).

4.          Underwriting Requirements.

(a)          If, pursuant to Sections 2 or 3, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to the applicable Section, and the Company shall include such information in the Demand Notice.  The underwriter(s) shall be selected by the Initiating Holders and shall be reasonably satisfactory to the Company.  In such event (and in the event any Holder wants to participate pursuant to Section 5 in a Company registration of Ordinary Shares which the Company intends to distribute by means of an underwriting), the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 6(g)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting.

(b)          For purposes of Sections 2 and 3, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2(d) or Section 2(e), fifty percent (50%) of the Registrable Securities the Initiating Holder requested to include in such registration statement are not actually included.

5.          Piggyback Registration.

(a)          If at any time the Company proposes to file (i) a prospectus supplement to an effective shelf registration statement, or (ii) a registration statement, other than a shelf registration statement for a delayed or continuous offering pursuant to Rule 415 under the Securities Act (a “Shelf Registration Statement”), in either case, for the sale of Ordinary Shares for its own account to an underwriter on a firm commitment basis for reoffering to the public or in a “bought deal” or “registered direct offering” with one or more investment banks (collectively, a “Company Underwritten Offering”) then as soon as practicable but not less than ten (10) days prior to the filing of (x) any preliminary prospectus supplement relating to such Company Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (y) the prospectus supplement relating to such Company Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (z) such registration statement, as the case may be, the Company shall give notice of such proposed Company Underwritten Offering to the Holders and such notice shall offer the Holders the opportunity to include in such Company Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing. The notice required to be provided in this Section 5(a) to Holders shall be provided on a Business Day and receipt of such notice shall be confirmed by such Holder. Each such Holder shall then have twenty (20) days after receiving such notice to request inclusion of Registrable Securities in the Company Underwritten Offering, except that such Holder shall have one (1) Business Day after such Holder confirms receipt of the notice to request inclusion of Registrable Securities in the Company Underwritten Offering in the case of a “bought deal”, “registered direct offering” or “overnight transaction” where no preliminary prospectus is used. If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such Company Underwritten Offering.

(b)          Unless the Company qualifies as a well-known seasoned issuer (within the meaning of Rule 405 under the Securities Act) (a “WKSI”) (i) the Company shall give each Holder twenty (20) days notice prior to filing a Shelf Registration Statement and, upon the written request of any Holder, received within fifteen (15) days of such notice, the Company shall include in such Shelf Registration Statement a number of Ordinary Shares equal to the number of Registrable Securities requested to be included without naming the Holder as a selling shareholder and including only a generic description of the holder of such securities (“Undesignated Registrable Securities”), (ii) the Company shall not be required to give notice to any Holder in connection with a filing pursuant to Section 5(a)(i) unless such Holder provided such notice to the Company pursuant to this Section 5(b) and included Undesignated Registrable Securities in the Shelf Registration Statement related to such filing, and (iii) at the request of a Holder given more than thirty (30) days before the Company’s good faith estimate of a Company Underwritten Offering (or such shorter period to which the Company in its sole discretion consents), the Company shall file a post-effective amendment or, if available, a prospectus supplement to a Company Shelf Registration Statement to include such Undesignated Registrable Securities as any Holder may request, provided (x) that the Company is actively employing in reasonable best efforts to effect such Company Underwritten Offering, and (y) the Company shall not be required to effect a post-effective amendment more than twice in any 12-month period.

(c)          In connection with any Company Underwritten Offering conducted pursuant to this Section 5, if the Company is advised by any managing underwriter of the Company’s securities being offered in such Company Underwritten Offering that marketing factors require a limitation on the number of shares to be sold by Persons other than the Company (collectively, the “Selling Shareholders”) is greater than the amount which can be offered without adversely affecting the offering, the Company may reduce the amount offered for the accounts of Selling Shareholders (including Selling Shareholders holding Registrable Securities) to a number (if any) deemed satisfactory by such managing underwriter with shares being excluded in the following sequence:  (i) first, all the Registrable Securities, provided that Tene shall be granted preferred registration rights over the other Holders such that it shall be permitted to include the number of Registrable Securities which reflect a ratio that assumes that Tene holds twice as many Registrable Securities as it actually holds in the event that market conditions require a limitation on the number of shares to be included. For the sake of clarity should Tene hold 10% of the Registrable Securities it shall be permitted pursuant to this Section 6(c)(i) to have included in the such Company Underwritten Offering an amount of Registrable Securities to reflect 20% of such Company Underwritten Offering, and (ii) second, all shares sought to be registered by the Company for its own account.  If there is a reduction of the number of Registrable Securities, without limiting the preceding sentence, such reduction with respect to the Selling Shareholders shall be made on a pro rata basis (based upon the aggregate number of Registrable Securities held by the Holders and subject to the priorities set forth in the preceding sentence).

(d)          The Company shall have the right to terminate or withdraw any registration or Company Underwritten Offering initiated by it under this Section 5 prior to the effectiveness of such registration whether or not the Holders have elected to include shares in such registration.

6.          Registration Procedures.  If and whenever the Company is required by the provisions of this Agreement to use its reasonable best efforts to effect the registration of any of the Holders under the Securities Act, the Company will, as expeditiously as possible:

(a)          prepare and file with the Commission a registration statement on the appropriate form under the Securities Act with respect to such securities, which form shall comply as to form with the requirements of the applicable form and include all financial statements required by the Commission to be filed therewith, and use its reasonable best efforts to cause such registration statement to become effective and, in the case of a registration pursuant to Section 2 or 3, keep such registration statement effective for a period of up to one hundred and twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed;

(b)          prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such registration statement;

(c)          furnish to each selling Holder whose Registrable Shares are being registered such number of copies of such registration statement, any amendments thereto, any documents incorporated by reference therein, the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such selling Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such selling Holder and covered by the registration;

(d)          use its reasonable best efforts to register or qualify the securities covered by such registration statement under the securities or state “blue sky” laws of such jurisdictions as each selling Holder may reasonably request; provided that the Company shall not be required to register or qualify the securities in any such states or jurisdictions which require it to qualify to do business, subject itself to taxation or consent to general service of process therein;

(e)          within a reasonable time before each filing of the registration statement or prospectus or amendments or supplements thereto with the Commission, upon request of the Holders furnish to counsel selected by the Holders copies of such documents proposed to be filed;

(f)          make available to each selling Holder, any managing underwriter participating in any disposition pursuant to a registration statement, and any attorney, accountant or other agent or representative retained by the selling Holders or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such registration statement, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith, subject, in each case, to such confidentiality agreements as the Company shall reasonably request;

(g)          enter into any reasonable underwriting agreement, in usual and customary form, required by the proposed managing underwriter or underwriter(s) for the selling Holders; each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(h)          cause the securities covered by such registration statement to be listed on the securities exchange or quoted on the quotation system on which the similar securities issued by the Company are then listed or quoted (or, if the Ordinary Shares are not yet listed or quoted, then on such exchange or quotation system as the selling Holders and the Company shall determine);

(i)           appoint a transfer agent and registrar for all Registrable Securities covered by a registration statement not later than the effective date of such registration statement;

(j)           notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(k)          after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

7.          Termination of Registration Rights.  The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 2, 3, 4 or 5 shall terminate upon the lapse of seven (7) years from the date of the Company’s IPO or when all of such Holder’s Registrable Securities could be sold without restriction pursuant to Rule 144 under the Securities Act.

8.          Lock-Up Agreements.  The Company and each Holder hereby agree that if requested by the managing underwriter(s), the Company and such Holder will enter into a customary “lock-up agreement” with the managing underwriter(s) pursuant to which the Company and such Holder will agree not to sell or transfer any securities or any interest in securities of the Company during a period of up to one hundred and eighty (180) days following the date of the final prospectus related to the Company’s IPO and ninety (90) days following the date of the final prospectus related to any offering conducted pursuant to Section 2, 3 or 5 hereof, subject to extension in connection with any earnings release or other release of material information pursuant to FINRA Rule 2711(f) to the extent applicable . In addition, no Holder may participate in any underwritten registration hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any customary underwriting agreement and (b) provides any relevant information and completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

9.          Confidentiality. Each Holder agrees that any information obtained pursuant to (x) the provisions of this Agreement or (y) that certain Management Letter issued to the Holder, if applicable, on even date herewith, will be held in strict confidence, will not be disclosed or exposed to any person or entity without the prior written consent of the Company and will not be used for any purpose, other than with respect to exercise of such Holder’s rights as a shareholder in the Company; unless such confidential information (a) is known or becomes known to the public in general, (b) is or has been independently developed or conceived by such Holder without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Holder by a third party without a breach of any obligation of confidentiality such third party may have to the Company and without any restrictions as to its disclosure; provided, however, that such Holder may disclose confidential information (i) to its attorneys, accountants, consultants, principals and officers and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, if such persons are bound by confidentially provisions; (ii) to any partner, member, or shareholder of such Holder in the framework of reports to such partner, member, or shareholder in the ordinary course of business, provided that such Holder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information and such Holder is responsible for any breach of the provisions of this paragraph; or (iii) as may otherwise be required by law, provided that such Holder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

10.        Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of Sections 2, 3, 4 or 5.

11.        Expenses.  All expenses incurred in effecting a registration provided for in Sections 2, 3, 4 and 5, including, without limitation, all registration and filing fees, printing expenses, reasonable fees and disbursements of counsel for the Company and for one U.S. counsel and one Israeli counsel (together, the “Selling Special Counsel”) for the Holders participating in such registration as a group (selected by a majority in interest of the Holders participating in the registration), underwriting expenses (other than share transfer taxes, underwritten discounts or commissions), expenses of any audits incident to or required by any such registration (all of such expenses referred to collectively, as the “Registration Expenses”), shall be paid by the Company. All underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder (except for the Selling Special Counsel) relating to Registrable Securities registered pursuant to this Agreement shall be borne and paid by the Holders, pro rata on the basis of the number of Registrable Securities registered on their behalf.

12.        Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

13.        Indemnification.

(a)          Incident to any registration statement referred to in this Agreement, and subject to applicable law, the Company shall indemnify and hold harmless each selling Holder that are included in the registration and the partners, and the shareholders, partners, directors, officers, employee, agents, and legal counsel and accountants for each such Holder, and each person who controls such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (a “Controlling Person”), from and against any and all losses, claims, expenses, damages or liabilities, joint or several (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted), as the same are incurred to which they, or any of them, may become subject under the Securities Act, the Exchange Act, other federal or state statutory law or regulation, at common law, or otherwise, insofar as such losses, claims, expenses, damages or liabilities (or action in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such securities were registered under the Securities Act (including any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any free writing prospectus or the Disclosure Package), (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by the Company of the Securities Act, any state securities or “blue sky” laws or any rule or regulation thereunder in connection with such registration.  The Company shall not be liable to any indemnified party, however, in any such case, to the extent that any such liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, preliminary or final prospectus, or amendment or supplement thereto in reliance upon and in conformity with information furnished in writing to the Company by an indemnified party specifically for use therein.

(b)          Subject to applicable law, each selling Holder included in such registration being effected shall, severally and jointly, indemnify and hold harmless the Company (including its directors and officers, employees and agents), legal counsel and accountants of the Company, any other selling Holder included in such registration, and each person who controls the Company or such other Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages, expenses and liabilities, joint or several, to which they, or any of them, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law, or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such securities were registered under the Securities Act (including any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any free writing prospectus or the Disclosure Package), (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of both (i) and (ii) to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, amendment or supplement thereto, or any free writing prospectus or the Disclosure Package, in reliance upon and in conformity with information furnished in writing to the Company by such selling Holder specifically for use therein. In no event, however, shall the liability of any selling Holder for indemnification under this Section 13 in its capacity as a seller of Registrable Securities exceed the amount equal to the gross proceeds (net of underwriting discounts and commissions) to such selling Holder of the securities sold in any such registration, except in the case of fraud or willful misconduct by such selling Holder.

(c)          Promptly after receipt by an indemnified party under this Section 13 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 13, notify the indemnifying party in writing of the commencement thereof; but the failure to so notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent such action and such failure results in material prejudice to the indemnifying party and forfeiture by the indemnifying party of substantial rights and defenses; and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above.  The indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, except as provided in the next sentence, after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.  Notwithstanding the indemnifying party’s rights in the prior sentence, the indemnified party shall have the right to employ its own counsel (and one local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.  No indemnifying party shall, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general circumstances or allegations, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all indemnified parties.  An indemnifying party shall not be liable under this Section 13 to any indemnified party regarding any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent is consented to by such indemnifying party.  No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement or compromise unless such settlement or compromise (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)          If the indemnification provided for in this Section 13 for any reason is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, expenses or liabilities referred to therein, then each indemnifying party under this Section 13, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses or liabilities in such proportion as is appropriate to reflect the relative fault of the Company and the selling Holders in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company and the selling Holders shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the selling Holders and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)          The Company, the selling Holders and the underwriters agree that it would not be just and equitable if contribution pursuant to this Section 13 were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.  In no event, however, shall a selling Holder be required to contribute any amount under this Section 13(e) in excess of the gross proceeds (net of underwriting discounts and commissions) received by such selling Holder from its sale of Registrable Securities under such registration statement, except in the case of fraud or willful misconduct by such selling Holder. No Person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

(f)          The indemnification and contribution provided for in this Section 13 will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified parties or any officer, director, employee, agent or controlling person of the indemnified parties.

14.        Compliance with Rule 144.  In the event that the Company (a) registers a class of securities under Section 12 of the Exchange Act, or (b) shall commence to file reports under Section 13 or 15(d) of the Exchange Act, the Company shall use its reasonable best efforts thereafter to file with the Commission such information as is required under the Exchange Act for so long as there are Holders (and at any time after the Company has become subject to such reporting requirements); and at all times from and after ninety (90) days following the effective date of the first registration filed by the Company for the IPO, the Company shall use its reasonable best efforts to take all action as may be required as a condition to the availability of Rule 144 under the Securities Act.  The Company shall furnish to any Holder upon request a written statement executed by the Company as to the steps it has taken to comply with the current public information requirement of Rule 144 (or such comparable successor rules) (at any time after the Company has become subject to such reporting requirements).

15.        Amendments.  The provisions of this Agreement may be amended only with the written consent of the Company and the Majority Interest (which shall also include the consent of each of the Kibbutz or Tene, respectively, for so long as either of them hold at least 20% of the outstanding Registrable Securities). Any amendment effected in accordance with this Section 15 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. Notwithstanding the foregoing, any right granted specifically to Tene may not be amended or terminated and the observance of such right may not be waived without, in addition to the requirement set forth in this Section 15, the written consent of Tene.

16.        Transferability of Registration Rights. The registration rights contained in this Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties hereto, provided, however, that registration rights conferred herein on the Holders hereunder shall only inure to the benefit of a transferee of Registrable Securities if (i) duly transferred in accordance with the Company’s Articles, (ii) immediately after such assignment or other transfer, such transferee will hold 2,500,000 Registrable Securities (subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), and (iii) each subsequent Holder agrees in writing to be bound by the terms and conditions of this Agreement in order to acquire the rights granted pursuant hereto.

Notwithstanding the above and in addition thereto, in the event that the Kibbutz shall transfer Registrable Securities to Tene Investment In Projects 2016, L.P. (“Tene Investment”), then, provided that immediately after such transfer, Tene Investment will hold at least 1,000,000 but less than 2,500,000 Registrable Securities (subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), the registration rights conferred herein on the Kibbutz shall inure to the benefit of Tene Investment, provided that Tene Investment shall not have any right to (i) initiate a registration under Section 2, (ii) initiate a Form F-3 registration statement under Section 3, or (iii) include Registrable Securities in a Company Underwritten Offering under Section 5, unless the Kibbutz requests to include, and includes, Registrable Securities in such Company Underwritten Offering in accordance with the terms of this Agreement.

17.        Effectiveness.  Upon effectiveness this Agreement, Section 15.5 of the Investment Agreement shall be terminated and shall be considered null and void, with no further action to be taken by any party to such agreement. This Agreement and all rights and obligations set forth herein shall become effective upon the closing of an IPO, provided that such closing of an IPO shall occur on or before 31.12.2011.  For the removal of doubt in the event that the closing of an IPO shall not occur on or before 31.12.2011 this Agreement shall be considered null and void and treated as if it was never entered into by the parties hereto and  the provisions of Section 15.5 of the Investment Agreement shall continue in full force and effect.

18.        Miscellaneous.

(a)          All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or:  (a) personal delivery to the party to be notified, (b), if sent by electronic mail or facsimile (with electronic confirmation of receipt) on the recipient’s next Business Day, (c) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) two (2) Business Days after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth in the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 18.

 (b)          This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof.  Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

(c)          This Agreement may be executed in two or more counterparts, each of which shall deemed an original, but all of which together shall constitute one and the same instrument.

(d)          If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

(d)          This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matters hereof and supersedes all prior agreements (including Section 15.5 of the Investment Agreement), understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

COMPANY
CAESARSTONE LTD.

By: ________________________
Name:______________________
Title:_______________________

Address:
Kibbutz Sdot-Yam,
MP Menashe, Israel 38805
Facsimile: +972-4- 636-4400
Attention: Joseph Shiran, CEO

EXISTING SHAREHOLDERS
KIBBUTZ SDOT YAM AGRICULTURAL COOPERATIVE SOCIETY LTD.

By: ________________________
Name:______________________
Title:_______________________

Address:
_______________,
_________________, Israel
Facsimile: +972-__- ____-________
Attention: _____________________

TENE SURFACES INVESTMENTS LIMITED PARTNERSHIP

TENE QUARTZ SURFACES INVESTMENTS (PARALLEL) LIMITED PARTNERSHIP

By: ________________________
Name:______________________
Title:_______________________

Address:
_______________,
_________________, Israel
Facsimile: +972-__- ____-________
Attention: _____________________

[Signature Page to Registration Rights Agreement]

Schedule A

Tene Entities

•	Tene Quartz Surfaces Investments Limited Partnership

•	Tene Quartz Surfaces Investments (Parallel) Limited Partnership